CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

DUKE ENERGY HYDROCARBONS, LLC

Duke Energy Hydrocarbons, L.L.C., a limited liability company organized and existing under and by virtue of the Delaware Limited Liability Company Act (the “Company”) does hereby certify as follows:

1.           The name of the limited liability company is Duke Energy Hydrocarbons, LLC.

2.           The Certificate of Formation is amended to change the name of the Company as follows:

“The name of the limited liability company is Marlin Energy Offshore, L.L.C.”

IN WITNESS WHEREOF, said Company has caused this Certificate to be signed this 20th day of June, 2003.

DUKE ENERGY HYDROCARBONS, LLC

By: Marlin Energy, L.L.C., its sole member

By:	/s/ Richard Zepenido, Jr.
Name:	Richard Zepenido, Jr.
Title:	President and Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
DELIVERED 02:05 PM 04/05/2006
FILED  01:56 PM  04/05/2006
SRV 060321257  -  3036146 FILE